Exhibit (e)(1)(iii)

AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of June    , 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and each Trust dated April 16, 2018, as amended

“ALPS”	ALPS Distributors, Inc.

“Trust”	Natixis ETF Trust Natixis ETF Trust II

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

Natixis ETF Trust		ALPS Distributors, Inc.

By:	/s/ Susan McWhan Tobin	By:	/s/ Stephen Kyllo
Name:	Susan McWhan Tobin	Name:	Stephen Kyllo
Title:	Secretary & Chief Legal Officer	Title:	SVP & Director

Natixis ETF Trust II

By:	/s/ Susan McWhan Tobin
Name:	Susan McWhan Tobin
Title:	Secretary & Chief Legal Officer

Schedule A to this Amendment

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A - List of Funds to Exhibit 1 is deleted in its entirely and replaced with the following Appendix A - List of Funds:

APPENDIX A - LIST OF FUNDS

Natixis ETF Trust:

Fund	Ticker Symbol
Natixis Loomis Sayles Short Duration Income ETF	LSST

Natixis ETF Trust II:

Fund	Ticker Symbol
Natixis Loomis Sayles Focused Growth ETF	LSGR
Natixis U.S. Equity Opportunities ETF	EQOP
Natixis Vaughan Nelson Select ETF	VNSE
Natixis Vaughan Nelson Mid Cap ETF	VNMC

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Amendment shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties and thus governs the Parties’ duties and obligations with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.